
Stanley Whitney (b. 1946)
The Painting was acquired from the Gallery who bought it directly from the artist's studio. Masterworks investors will be the first to privately own this great work since its original creation by Stanley Whitney.
INVESTMENT THESIS
Initial Offering Price
$777,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$1.2m
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
19
20
21
22
Price Appreciation of Similar Works
42.9%
Sharpe Ratio (1995-2021)
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Stanley Whitney
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Stanley Whitney

(b. 1946)

Why we like this offering

1. The Artwork exemplifies Stanley Whitney's mature style, which he developed while living in Rome in the 1990s.
2. Stanley Whitney's mature style is characterized by his large-scale square grid paintings made up of contrasting blocks of color.
3. The Artwork exemplifies Stanley Whitney's colorful square grid style and is composed of four rows of five blocks of color ranging from shades of blue, red, green, yellow, gray, and black. Each row is divided by a thick horizontal stripe of paint: the top two stripes are blue and the bottom stripe is a dark green. The Artwork's title, is fitting given the dominance of blue in the palette.
4. In 2022, Whitney's total auction sales reached $24.1 million, tripling his previous auction turnover record of $7.3 million set in 2021, and his top auction record was reset three times between 2020 and 2022. As of June 27, 2023, nine of his current top ten auction records have been achieved since January 2022.
5. The Artist's signature large-scale, colorful grid paintings are his most sought-after works at auction. As of June 27, 2023, grid paintings similar in size and style to the Artwork account for five of the artist's top ten auction prices, and have achieved price in excess of $1 million dollars, including: Nightwatch (2012), which sold $ 2,308,950 in March 2022, Great Balls of Fire (2005), which sold $ 1,973,592 in March 2022, and Parisian Blue (2012), which sold for $ 1,623,000 in May 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$18,277,832	40	$1,900,000

Average Prices


494K
370.5K
247K
123.5K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


18.3M
13.7M
9.1M
4.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold


42
31.5
21
10.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$777,000**

Offering Circular sec.gov/edgar

Painting







About Stanley Whitney

Stanley Whitney (b. 1946, Philadelphia, PA) is an American artist whose abstract work explores the rhythmic qualities of improvisation and color. Deriving inspiration from sources as diverse as Piet Mondrian, Giorgio Morandi, and American quilt-making, Whitney composes with blocks and bars that articulate a chromatic call-and-response in each canvas. While working in Rome in the 1990s Whitney shifted his compositions from untethered amorphous forms to the denser stacked arrangements that characterize his mature style.

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STANLEY WHITNEY

b. 1946, UNITED STATES

Oil on linen | 96 × 96 in. (244 x 244 cm.)

Stanley Whitney (b. 1946, Philadelphia) is a key figure in Black abstract art known for his colorful loose grid paintings.



$777,000

INITIAL OFFERING

42.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

65.5%

ANNUAL APPRECIATION OF RECORD PRICES[3]

The Artwork exemplifies Stanley Whitney's mature style, which he developed while living in Rome in the 1990s. The geometric organization of Ancient Roman architecture inspired Whitney to systematize his freehand organic paintings, which drew inspira-tion from jazz music, into loose grid compositions. Stanley Whitney's mature style is characterized by his large-scale square grid paintings made up of contrasting blocks of color. The compositions main-tain a sense of movement and rhythm through inten-tional irregularities despite the constraints of a grid system. The Artwork exemplifies Stanley Whitney's colorful square grid style and is composed of four rows of five blocks of color ranging from shades of blue, red, green, yellow, gray, and black. Each row is divided by a thick horizontal stripe of paint: the top two stripes are blue and the bottom stripe is a dark green. The Artwork's title, Wild Blue, is fitting given the dominance of blue in the palette. The Artist's signa-ture large-scale, colorful grid paintings are his most sought-after works at auction. As of June 27, 2023, grid paintings similar in size and style to the Artwork account for five of the artist's top ten auction prices, and have achieved price in excess of $1 million dollars, including: Nightwatch (2012), which sold at Sotheby's London for £ 1,729,000 ($ 2,308,950) on March 2, 2022, Great Balls of Fire (2005), which sold at Chris-tie's London for £ 1,482,000 ($ 1,973,592) on March 1, 2022, and Parisian Blue (2012), which sold at Sothe-by's New York for $ 1,623,000 on May 20, 2022. The Artwork's size, composition, and execution make it a commercial and desirable work by Stanley Whitney.

Stanley Whitney is a Professor Emeritus of Paint-ing and Drawing at Temple University's Tyler School of Art and Architecture. In 2015, he was the subject of a retrospective at the Studio Museum in Harlem. He has also held major solo exhibitions at the Modern Art Museum of Fort Worth in Texas (2017) and Pala-zzo Tiepolo Passi in Venice (2022), and participated in Documenta 14 in Athens and Kassel (2017). His work is represented in numerous world-renowned collec-tions, including the Metropolitan Museum of Art in New York, the Whitney Museum of American Art in New York, the Philadelphia Museum of Art, the High Museum of Art in Atlanta, and the National Gallery of Canada in Ottawa. In 2022, his total auction sales reached $24.1 million, tripling his previous auction turnover record of $7.3 million set in 2021, and his top auction record was reset three times between 2020 and 2022. As of June 27, 2023, nine of his current top ten auction records have been achieved since Janu-ary 2022. The artist's signature large-scale, colorful grid paintings are the most sought-after at auction, and as of June 27, 2023, gestural examples from the mid-1990s, as well as more recent works, account for his top records, which are led by: Forward to Black (1996), which sold for $2,319,000 at Sotheby's New York on November 18, 2021, Nightwatch (2012), which sold for £1,729,000 ($2,308,950) at Sotheby's London on March 2, 2022, and Radical Openness (1992), which sold for $2,228,000, at Sotheby's New York, on May 19, 2022.

AS OF JUNE 27, 2023, NINE OF HIS CURRENT TOP TEN AUCTION RECORDS HAVE BEEN ACHIEVED SINCE JANUARY 2022. THE ARTIST'S SIGNATURE LARGE-SCALE, COLORFUL GRID PAINTINGS ARE THE MOST SOUGHT-AFTER AT AUCTION, AND AS OF JUNE 27, 2023, GESTURAL EXAMPLES FROM THE MID-1990S, AS WELL AS MORE RECENT WORKS, ACCOUNT FOR HIS TOP RECORDS, WHICH ARE LED BY: FORWARD TO BLACK (1996), WHICH SOLD FOR $2,319,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021, NIGHTWATCH (2012), WHICH SOLD FOR £1,729,000 ($2,308,950) AT SOTHEBY'S LONDON ON MARCH 2, 2022, AND RADICAL OPENNESS (1992), WHICH SOLD FOR $2,228,000, AT SOTHEBY'S NEW YORK, ON MAY 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.4M
$1.1M
$0.7M
$0.4M
2019
2019
2019
2020
2020
2020
2020
2021
2021
2021
2022
2022
2022
2023



Stanley Whitney (b. 1946, Philadelphia) is a key figure in Black abstract art known for his colorful loose grid paintings. Whitney graduated from the Kansas City Art Institute with a bachelor of fine arts and moved to New York in 1968. After working odd jobs for a couple of years in the periphery of New York's art scene, he returned to school and received his master of fine arts from Yale University in 1972. Whitney graduated at a time when Black artists were expected to create identity-based art and abstract art was viewed as out of style. He nonetheless decided to pursue his interest in the relationship between color and geometry through abstract painting. Whitney drew inspiration from a diverse range of influences including the paintings of Piet Mondrian and Giorgio Morandi, traditional American quilt-making, and jazz music. His painting style shifted in the 1990s when he moved to Rome for a few years. The geometric arrangements of Ancient Roman facades and funerary urn displays captivated Whitney, and he began painting the more systematized grids that distinguish his work today. Whitney continues to split his time between New York and Italy, returning every summer to paint in his studio near Parma.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Stanley Whitney with the following criteria: oil on canvas paintings larger than 80 by 80 inches created since 2000, excluding works in Whitney's freehand organic style. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 42.9% CAGR implied from selected sales occurring from May 15, 2019 to November 17, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Stanley Whitney have a record price compound annual growth rate ("CAGR") of 65.5% from April 16, 2013 to December 31, 2022. This calculation is based on (i) a record price of $14,257 on April 16, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,900,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.